Filed Pursuant to Rule 424(b)(3)
File Number 333-120973
PROSPECTUS SUPPLEMENT NO. 3
to Prospectus declared
effective on November 1, 2005
as supplemented on November 1, 2005 and November 18, 2005
(Registration No. 333-120973)
CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.
     This Prospectus Supplement No. 3 supplements our Prospectus dated November 1, 2005, Prospectus Supplement No. 1 dated November 1, 2005 and Prospectus Supplement No. 2 dated November 18, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 3 together with the Prospectus, Prospectus Supplement No. 1 and Prospectus Supplement No. 2.
     This Prospectus Supplement includes the attached Current Report on Form 8-K of Cyberkinetics Neurotechnology Systems, Inc. dated December 27, 2005, as filed by us with the Securities and Exchange Commission.
     Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “CYKN.”
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus Supplement is December 30, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2005
CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

(Exact name of registrant specified in charter)

Delaware	000-50505	13-4287300

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 Foxborough Blvd., Suite 240
Foxborough, MA 02035

(Address of principal executive offices) (Zip Code)
(508) 549-9981

(Registrant’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
The information set forth under Item 2.03 of this Current Report is hereby incorporated by reference into this Item 1.01.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
(a) On December 27, 2005, Cyberkinetics Neurotechnology Systems, Inc. (the “Registrant”) entered into a Loan and Master Security Agreement (the “Agreement”) with General Electric Capital Corporation (the “Lender”). The Agreement provides for borrowings in an amount up to $6 million (the “Loan”), of which $4 million is available immediately (“Tranche 1”) and the remaining $2 million (“Tranche 2”) is available upon the Registrant’s achievement of certain milestones (the “Milestones”), as more fully described in the Agreement. On March 31, 2005, the Registrant entered into a Loan and Security Agreement (the “SVB Agreement”) with Silicon Valley Bank (“SVB”). The SVB Agreement provides for a revolving line of credit in an amount up to $3 million (the “Line of Credit”). Before the Registrant may borrow any funds under Tranche 1, the Registrant must first pay all amounts outstanding and due under the Line of Credit and fully satisfy and discharge any liens, claims and encumbrances on the Registrant’s property and intellectual property arising from the SVB Agreement. On December 27, 2005, SVB executed a Consent and Waiver (the “Consent and Waiver”) pursuant to which it waived any violation of the covenants in the SVB Agreement on the condition that the Registrant pay all amounts outstanding under the Line of Credit with the first credit extension under the Agreement.
The Registrant intends to use the proceeds of the Loan for general operating and working capital requirements.
Borrowings under the Loan bear interest at 10.6% annually (the “Interest Rate”). The Loan is payable as interest only for six months; thereafter, it is payable in thirty equal monthly payments of principal plus interest at 3.809099% (the “Payment Factor”). The Interest Rate and the Payment Factor are subject to adjustment at the time of funding to reflect any increases in Lender’s cost of providing funds and are tied to the Federal Reserve’s Three (3) year Treasury Constant Maturities Rate.
Under the terms of the Agreement, the Registrant granted the Lender a first priority security interest in all properties, rights and other assets of the Registrant, excluding intellectual property.
The Agreement contains various negative covenants customary for financings of this type, including (i) certain limitations on selling, transferring or otherwise disposing of the Registrant’s business or property, including its intellectual property rights, outside the ordinary course of business, (ii) entering into agreements with third parties that would prohibit the granting of a security interest in Registrant’s intellectual property to Lender, and (iii) incurring liens on any of the Registrant’s property.
Additionally, the Agreement contains events of default customary for financings of this type. These events of default include (i) the failure to pay any obligation when due, (ii) selling, transferring or otherwise disposing of Registrant’s business or property, including its intellectual property rights, outside the ordinary course of business or in violation of the terms of the Agreement, (iii) the breach of insurance obligations set forth in the Agreement, (iv) the material breach of any of the terms of the Agreement, the loan documents or any other agreement between Registrant and Lender, (v) the occurrence of insolvency or receivership events or the Registrant ceasing to do business as a going concern, (vi) incurring liens on any of the Registrant’s property, (vii) improper filing an amendment or termination statement relating to a filed financing statement, (viii) the occurrence of a material adverse change, and (ix) defaulting on material obligations in agreements for indebtedness. Upon an event of default, the Lender may declare that all borrowings under the Agreement are immediately due and payable.

Upon the execution of the Agreement, the Registrant issued to the Lender a warrant (the “Warrant”) to purchase 71,301 shares of the Registrant’s common stock at an exercise price of $1.40 per share. The Warrant will expire 10 years from the date of issuance. As soon as practicable after the Registrant borrows $4 million under Tranche 1, the Registrant will issue to the Lender a warrant representing the right to purchase up to that number of shares of the Registrant’s common stock as will equal $100,000, or 2.5% of the principal amount of Tranche 1, divided by 110% of the 10-day trailing average of Registrant’s common stock at issuance of such warrant. As soon as practicable after the Registrant achieves the Milestones and the Lender makes the funds for Tranche 2 available for withdrawal by the Registrant, the Registrant will issue to the Lender a warrant representing the right to purchase up to that number of shares of the Registrant’s common stock as will equal $50,000, or 2.5% of the principal amount of Tranche 2, divided by 110% of the 10-day trailing average of Registrant’s common stock at issuance of such warrant. As soon as practicable after the Registrant borrows the aggregate principal amount of $2 million under Tranche 2, the Registrant will issue to the Lender a warrant representing the right to purchase up to that number of shares of the Registrant’s common stock as will equal $50,000, or 2.5% of the principal amount of Tranche 2, divided by 110% of the 10-day trailing average of Registrant’s common stock at issuance of such warrant. The exercise price for the common stock available for purchase under the warrants will equal 110% of the 10-day trailing average of Registrant’s common stock at issuance of the applicable warrant. The warrants will expire 10 years from the date of issuance.
The Registrant and the Lender have an existing relationship other than with respect to the Agreement. In October 2003, the Registrant entered into a Loan and Security Agreement (the “Loan Agreement”) with the Lender that allows for the Registrant to borrow up to $1,000,000 to finance the purchase of equipment, hardware, leasehold improvements and software. All borrowings under the Loan Agreement are collateralized by the assets financed. In connection with the Loan Agreement, the Registrant issued to the Lender a warrant (the “Loan Agreement Warrant”) to purchase 20,000 shares of the Registrant’s common stock at an exercise price of $1.00 per share. The Loan Agreement Warrant will expire 10 years from the date of issuance.
A copy of the Agreement and the Warrant is filed with this Current Report as Exhibit 10.1 and 10.2.

Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits:

Exhibit
Number	Description

10.1	Loan and Master Security Agreement by and between the Registrant and the Lender

10.2	Warrant by and between the Registrant and the Lender

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.
Date: December 27, 2005	By:	/s/ Timothy R. Surgenor
Timothy R. Surgenor
President and Chief Executive Officer (Duly Authorized Officer)

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Loan and Master Security Agreement by and between the Registrant and the Lender

10.2	Warrant by and between the Registrant and the Lender

Exhibit 10.1
LOAN AND MASTER SECURITY AGREEMENT
Dated as of December 27, 2005 (“Agreement”)
     THIS AGREEMENT is between General Electric Capital Corporation (together with its successors and assigns, if any, “Lender”) and Cyberkinetics Neurotechnology Systems, Inc. (“Debtor”). Lender has an office at 83 Wooster Heights Road, Danbury, CT 06810. Debtor is a corporation organized and existing under the laws of the state of Delaware (“the State”). Debtor’s mailing address and chief place of business is 100 Foxborough Blvd., Suite 240, Foxborough, MA 02035. The parties agree as follows:
1. LOANS, NOTES AND WARRANTS.
     (a) Subject to the terms and conditions set forth herein, Lender will make an advance or advances of up to $4,000,000 (“Tranche 1”) available to Debtor upon execution of this Agreement and an additional $2,000,000 (“Tranche 2”) available to Debtor upon satisfaction of each of the additional funding milestones. For purposes of this Agreement, satisfaction of the additional funding milestones shall mean that: (i) Debtor has entered into a material research, development and/or commercialization collaboration or alliance or asset acquisition, merger or other business combination where Debtor is the surviving entity on terms reasonably satisfactory to Lender, (ii) Debtor has listed its shares on either the NASDAQ National Market or American Stock Exchange, and (iii) Debtor’s revenue related to Neuroport is reasonably expected to exceed $1,250,000 for the fiscal year ended December 31, 2006; provided that, on and as of the date of funding under Tranche 2, the representations and warranties set forth in Section 3 of this Agreement shall be true and correct in all material respects and no default under Section 8 shall have occurred and be continuing.
     (b) To draw down on the available funds, Debtor will deliver notification together with a promissory note or promissory notes to Lender in the form attached hereto as Exhibit A (each a “Note” and, collectively, “Notes”) (i) by or before June 30, 2006 with respect to the funds in Tranche 1 and (ii) by or before September 29, 2006 with respect to the funds in Tranche 2. Each Note will bear interest at a per annum rate equal to 10.6% (the “Interest Rate”) over a period of thirty-six consecutive months. Debtor will make payments for six months at interest only followed by thirty months at 3.809099% (“Payment Factor”). The Interest Rate and Payment Factor will be adjusted at the time of funding to reflect any increase in Lender’s cost of funds, which shall be tied to the Federal Reserve’s Three (3) year Treasury Constant Maturities Rate (the “Index”). The Interest Rate, and therefore the Payment Factor, assumes an Index of 4.20%.
     (c) Debtor shall grant Lender warrants substantially in the form attached hereto as Exhibit B (a “Warrant”), pursuant to the following schedule:
     (i) upon execution of this Agreement, Debtor shall grant Lender a Warrant to purchase 71,301 shares of common stock of Debtor;
     (ii) as soon as practicable after Debtor borrows an aggregate principal amount of $4,000,000 under Tranche 1, Debtor shall grant Lender a Warrant to purchase the number of shares of common stock of Debtor equal to $100,000 (which is 2.5% of the principal amount of Tranche 1) divided by 110% of the 10-day trailing average of Debtor’s stock price at issuance of the Warrant;
     (iii) as soon as practicable after (A) Debtor provides notice to Lender that Debtor has satisfied the additional funding milestones set forth in Section 1(a) and (B) Lender acknowledges that Debtor has achieved the additional funding milestones and makes the funds in Tranche 2 available for withdrawal by Debtor, Debtor shall grant Lender a Warrant to purchase the number of shares of common stock of Debtor equal to $50,000 (which is 2.5% of the principal amount of Tranche 2) divided by 110% of the 10-day trailing average of Debtor’s stock price at issuance of the Warrant; and
     (iv) as soon as practicable after Debtor borrows an aggregate principal amount of $2,000,000 under Tranche 2, Debtor shall grant Lender a Warrant to purchase the number of shares of common stock of Debtor equal to $50,000 (which is 2.5% of the principal amount of Tranche 2) divided by 110% of the 10-day trailing average of Debtor’s stock price at issuance of the Warrant.
Debtor will grant each Warrant at a warrant price per share equal to 110% of the 10-day trailing average of Debtor’s stock price at issuance of the applicable Warrant.
2. CREATION OF SECURITY INTEREST; NEGATIVE PLEDGE.
     (a) Subject to the terms and conditions set forth herein, Debtor grants to Lender, its successors and assigns, a security interest in and against all property listed on the collateral schedule attached hereto as Exhibit C or in the future annexed to or made a part of this Agreement (“Collateral Schedule”), and in and against all additions, attachments, accessories and accessions to such property, all substitutions, replacements or exchanges therefor, and all insurance and/or other proceeds thereof (all such property is individually and collectively called the “Collateral”). This security interest is given to secure the payment and performance of all debts, obligations and liabilities of any kind whatsoever of Debtor to Lender, now existing or arising in the future, including but not limited to the payment and performance of the Notes, and any renewals, extensions and modifications of such debts, obligations and liabilities (such Notes, debts, obligations and liabilities are called the “Indebtedness”). Lender’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Indebtedness, whereupon such security interest shall terminate. Lender shall, at Debtor’s sole cost and expense, execute such further documents and take such further actions as may be necessary to effect the release contemplated above, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Uniform Commercial Code. THE PARTIES EXPLICITLY ACKNOWLEDGE AND AGREE THAT COLLATERAL, AS USED HEREIN, SHALL NOT INCLUDE ANY INTELLECTUAL PROPERTY OF DEBTOR.
For purposes of this Agreement, “Intellectual Property” means:
(i) any and all Copyrights;
(ii) any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;
(iii) any and all design rights that may be available to Debtor now or hereafter existing, created, acquired or held;
(iv) all Mask Works or similar rights available for the protection of semiconductor chips;
(v) all Patents;
(vi) any Trademarks;
(viii) all licenses or other rights to use any of the Copyrights, Patents, Trademarks, or Mask Works and all license fees and royalties arising from such use to the extent permitted by such license or rights; and
(ix) all amendments, extensions, renewals and extensions of any of the Copyrights, Patents, Trademarks or Mask Works.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.
“Mask Works” means all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Debtor connected with and symbolized by such trademarks.
     (b) Subject to the terms and conditions set forth herein, and until the payment in full and the satisfaction of all Indebtedness, Debtor shall not (a) sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, or (b) enter into any agreement with any third party that would prohibit the pledge or grant to Lender of a security interest in Debtor’s Intellectual Property (parts (a) and (b) collectively, the “Negative Pledge”); provided that the Negative Pledge shall not include (i) Permitted Liens (as defined below), (ii) the transfer of inventory, worn out equipment and other transactions and business decisions in the ordinary course of business (including, without limitation, the decision to abandon the prosecution or maintenance of any patent or patent application), (iii) licenses to Debtor’s Intellectual Property (including, without limitation, any license granted by Debtor as part of a research and development project, strategic alliance or similar arrangement) for fair consideration as approved by Debtor’s Board of Directors, and (iv) any other transaction or business relationship that is in Debtor’s ordinary course of business and not material to the financial condition or results of operations of the Company.
3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF DEBTOR.
     Debtor represents, warrants and covenants as of the date of this Agreement and as of the date of each Collateral Schedule that:
     (a) Debtor’s exact legal name is as set forth in the preamble of this Agreement and Debtor is, and will remain, duly organized, existing and in good standing under the laws of the State set forth in the preamble of this Agreement, has its chief executive offices at the location specified in the preamble, and is, and will remain, duly qualified in every jurisdiction necessary to carry on its business and operations, except where the failure to qualify would not have a material adverse effect on Debtor’s business;
     (b) Debtor has adequate power and capacity to enter into, and to perform its obligations under this Agreement, each Note and any other documents evidencing, or given in connection with, any of the Indebtedness (all of the foregoing are called the “Debt Documents”);
     (c) This Agreement and the other Debt Documents have been duly authorized, executed and delivered by Debtor and constitute legal, valid and binding agreements enforceable in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws;
     (d) No approval, consent or withholding of objections is required from any governmental authority or instrumentality with respect to the entry into, or performance by Debtor of any of the Debt Documents, except any already obtained;
     (e) The entry into, and performance by, Debtor of the Debt Documents will not (i) violate any of the organizational documents of Debtor or any judgment, order, law or regulation applicable to Debtor, or (ii) result in any breach of or constitute a default under any contract to which Debtor is a party, or result in the creation of any lien, claim or encumbrance on any of Debtor’s property (except for liens in favor of Lender or Permitted Liens) pursuant to any indenture, mortgage, deed of trust, bank loan, credit agreement, or other agreement or instrument to which Debtor is a party;
     (f) There are no suits or proceedings pending in court or before any commission, board or other administrative agency against or affecting Debtor which Debtor reasonably expects could, in the aggregate, have a material adverse effect on Debtor, its business or operations, or its ability to perform its obligations under the Debt Documents, nor does Debtor have reason to believe that any such suits or proceedings are threatened;
     (g) All financial statements delivered to Lender in connection with the Indebtedness have been prepared in accordance with generally accepted accounting principles, and since the date of the most recent financial statement, there has been no material adverse change in Debtors financial condition;
     (h) The Collateral is not, and will not be, used by Debtor for personal, family or household purposes;
     (i) The Collateral is, and will remain, in good operating order and repair, normal wear and tear excepted, and Debtor will not be negligent in its care and use;
     (j) Debtor is, and will remain, the sole and lawful owner, and in possession of, the Collateral, and has the sole right and lawful authority to grant the security interest described in this Agreement;
     (k) The Collateral is, and will remain, free and clear of all liens, claims and encumbrances of any kind whatsoever, except for (i) liens in favor of Lender, (ii) liens for taxes not yet due or for taxes being contested in good faith and which do not involve, in the reasonable judgment of Lender, any risk of the sale, forfeiture or loss of any of the Collateral, (iii) inchoate materialmen’s, mechanic’s, repairmen’s and similar liens arising by operation of law in the normal course of business for amounts which are not delinquent and (iv) liens, claims and encumbrances related to the Existing Line of Credit, as defined below (all of such liens are called “Permitted Liens”); provided that, before delivering notification to draw down on the available funds under Tranche 1 as described in Section 1, Debtor shall pay all amounts outstanding and otherwise due to terminate the loan facility described in the existing Loan and Security Agreement between Debtor and Silicon Valley Bank (the “Existing Line of Credit”) and fully satisfy and discharge any liens, claims and encumbrances on the Collateral and Intellectual Property arising from the Existing Line of Credit; Debtor shall provide Lender with evidence of such termination and release prior to the initial funding under Tranche 1;
     (l) Debtor is and will remain in full compliance with all laws and regulations applicable to it including, without limitation, (i) ensuring that no person who owns a controlling interest in or otherwise controls Debtor is or shall be (Y) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (Z) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (ii) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations; and

     (m) Other than the Permitted Liens and agreements that have expired or been terminated prior to the date of this Agreement, Debtor has not and will not enter into any other agreement or financing arrangement in which it granted a general negative pledge in Debtor’s Intellectual Property to any other party.
4. COLLATERAL.
     (a) Until the declaration of any default, Debtor shall remain in possession of the Collateral; except that Lender shall have the right to possess (i) any chattel paper or instrument that constitutes a part of the Collateral, and (ii) any other Collateral in which Lender’s security interest may be perfected only by possession. Lender may inspect any of the Collateral during normal business hours after giving Debtor reasonable prior notice. If Lender asks, Debtor will promptly notify Lender in writing of the location of any Collateral.
     (b) Debtor shall (i) use the Collateral only in its trade or business, (ii) maintain all of the Collateral in good operating order and repair, normal wear and tear excepted and except as permitted herein, (iii) use and maintain the Collateral only in compliance with manufacturers recommendations and all applicable laws, and (iv) keep all of the Collateral free and clear of all liens, claims and encumbrances (except for Permitted Liens).
     (c) Lender does not authorize and Debtor agrees it shall not, except in the ordinary course of business (i) part with possession of any of the Collateral (except to Lender or for maintenance and repair), (ii) remove any of the Collateral from the continental United States, or (iii) sell, rent, lease, mortgage, license, grant a security interest in or otherwise transfer or encumber (except for Permitted Liens) any of the Collateral.
     (d) Debtor shall pay promptly when due all taxes, license fees, assessments and public and private charges levied or assessed on any of the Collateral, on its use, or on this Agreement or any of the other Debt Documents. At its option, Lender may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral (except for Permitted Liens) and may pay for the maintenance, insurance and preservation of the Collateral and effect compliance with the terms of this Agreement or any of the other Debt Documents. Debtor agrees to reimburse Lender, on demand, all costs and expenses incurred by Lender in connection with such payment or performance and agrees that such reimbursement obligation shall constitute Indebtedness.
     (e) Debtor shall, at all times, keep accurate and complete records of the Collateral, and Lender shall have the right to inspect and make copies of all of Debtor’s books and records relating to the Collateral during normal business hours, after giving Debtor reasonable prior notice, subject to the terms of the Confidential Disclosure Agreement between Debtor and Lender, a copy of which has been attached hereto as Exhibit D (the “Confidential Disclosure Agreement”).
     (f) Debtor agrees and acknowledges that, except as otherwise described herein, any third person who may at any time possess all or any portion of the Collateral shall be deemed to hold, and shall hold, the Collateral as the agent of, and as pledge holder for, Lender. Lender may at any time give notice to any third person described in the preceding sentence that such third person is holding the Collateral as the agent of, and as pledge holder for, the Lender.
5. INSURANCE.
     (a) Debtor shall at all times bear the entire risk of any loss, theft, damage to, or destruction of, any of the Collateral from any cause whatsoever.
     (b) Debtor agrees to keep the Collateral insured against loss or damage by fire and extended coverage perils, theft, burglary, and for any or all Collateral which are vehicles, for risk of loss by collision, and if requested by Lender, against such other risks as Lender may reasonably require. The insurance coverage shall be in an amount no less than the full replacement value of the Collateral, and deductible amounts, insurers and policies shall be reasonably acceptable to Lender. Debtor shall deliver to Lender policies or certificates of insurance evidencing such coverage. Each policy shall name Lender as a loss payee, shall provide for coverage to Lender regardless of the breach by Debtor of any warranty or representation made therein, shall not be subject to co-insurance, and shall provide that coverage may not be canceled or altered by the insurer except upon thirty (30) days prior written notice to Lender. Debtor appoints Lender as its attorney-in-fact to make proof of loss, claim for insurance and adjustments with insurers, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Lender shall not act as Debtor’s attorney-in-fact unless Debtor is in default. Proceeds of insurance shall be applied, at the option of Lender, to repair or replace the Collateral or to reduce any of the Indebtedness.
6. REPORTS.
     (a) Debtor shall promptly notify Lender of (i) any change in the name of Debtor, (ii) any change in the state of its incorporation, organization or registration, (iii) any relocation of its chief executive offices, (iv) any relocation of any of the Collateral, (v) any of the Collateral being lost, stolen, missing, destroyed, materially damaged or worn out, or (vi) any lien, claim or encumbrance other than Permitted Liens attaching to or being made against any of the Collateral.
     (b) Debtor will deliver to Lender financial statements as follows. If Debtor is a privately held company, then Debtor agrees to provide monthly financial statements, certified by Debtor’s president or chief financial officer including a balance sheet, statement of operations and cash flow statement within 30 days of each month end and its complete audited annual financial statements, certified by a recognized firm of certified public accountants, within 120 days of fiscal year end or at such time as Debtor’s Board of Directors receives the audit. If Debtor is a publicly held company, then Debtor agrees to provide quarterly unaudited statements and annual audited statements, certified by a recognized firm of certified public accountants, within 10 days after the statements are provided to the Securities and Exchange Commission (“SEC”). All such statements are to be prepared using generally accepted accounting principles (“GAAP”) and, if Debtor is a publicly held company, are to be in compliance with SEC requirements.
7. FURTHER ASSURANCES.
     (a) Debtor shall, upon request of Lender, furnish to Lender such further information, execute and deliver to Lender such documents and instruments (including, without limitation, Uniform Commercial Code financing statements) and shall do such other acts and things as Lender may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or for the purpose of carrying out the intent of this Agreement. Without limiting the foregoing, Debtor shall cooperate and do all acts deemed necessary or advisable by Lender to continue in Lender a perfected first security interest in the Collateral, and shall obtain and furnish to Lender any subordinations, releases, landlord waivers, lessor waivers, mortgagee waivers, or control agreements, and similar documents as may be from time to time requested by, and in form and substance satisfactory to, Lender.
     (b) Debtor authorizes Lender to file a financing statement and amendments thereto describing the Collateral and containing any other information required by the applicable Uniform Commercial Code. Debtor irrevocably grants to Lender the power to sign Debtor’s name and generally to act on behalf of Debtor to execute and file applications for title, transfers of title, financing statements, notices of lien and other documents pertaining to any or all of the Collateral; this power is coupled with Lender’s interest in the Collateral. Debtor shall, if any certificate of title be required or permitted by law for any of the Collateral, obtain and promptly deliver to Lender such certificate showing the lien of this Agreement with respect to the Collateral. Debtor ratifies its prior authorization for Lender to file financing statements and amendments thereto describing the Collateral and containing any other information required by the Uniform Commercial Code if filed prior to the date hereof.
     (c) Debtor shall indemnify and defend the Lender, its successors and assigns, and their respective directors, officers and employees, from and against all claims, actions and suits (including, without limitation, related attorneys’ fees) of any kind whatsoever arising, directly or indirectly, in connection with any of the Collateral.
8. DEFAULT AND REMEDIES.
     (a) Debtor shall be in default under this Agreement and each of the other Debt Documents (other than the Warrant and the Confidential Disclosure Agreement) if:
          (i) Debtor breaches its obligation to pay when due any installment or other amount due or coming due under any of the Debt Documents and fails to cure the breach within ten (10) days; (provided that such delay is not caused by Lender’s failure to automatically debit such payment from immediately available funds of Debtor pursuant to the authorization provided by Debtor to Lender);
          (ii) Debtor, without the prior written consent of Lender, attempts to or does sell, rent, lease, license, mortgage, grant a security interest in, or otherwise transfer or encumber (except for Permitted Liens and transfers of inventory in the ordinary course of business) any of the Collateral;
          (iii) Debtor breaches any of its insurance obligations under Section 5;
          (iv) Debtor breaches any of its other obligations under any of the Debt Documents and fails to cure that breach within thirty (30) days after written notice from Lender;
          (v) Any warranty, representation or statement made by Debtor in any of the Debt Documents or otherwise in connection with any of the Indebtedness shall be false or misleading in any material respect;
          (vi) Any of the Collateral is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against Debtor or any of the Collateral, which in the good faith judgment of Lender subjects any of the Collateral to a material risk of attachment, execution, levy, seizure or confiscation and no bond is posted or protective order obtained to negate such risk;
          (vii) Debtor breaches or is in default under any other agreement between Debtor and Lender;
          (viii) Debtor or any guarantor or other obligor for any of the Indebtedness (collectively “Guarantor”) dissolves, terminates its existence, becomes insolvent or ceases to do business as a going concern;
          (ix) If Debtor or any Guarantor is a natural person, Debtor or any such Guarantor dies or becomes incompetent;
          (x) A receiver is appointed for all or of any part of the property of Debtor or any Guarantor, or Debtor or any Guarantor makes any assignment for the benefit of creditors;
          (xi) Debtor or any Guarantor files a petition under any bankruptcy, insolvency or similar law, or any such petition is filed against Debtor or any Guarantor and is not dismissed within forty-five (45) days;
          (xii) Debtor’s improper filing of an amendment or termination statement relating to a filed financing statement describing the Collateral;
          (xiii) There is a material adverse change in Debtor’s financial condition as determined solely by Lender acting in good faith;
          (xiv) Any Guarantor revokes or attempts to revoke its guaranty of any of the Indebtedness or fails to observe or perform any covenant, condition or agreement to be performed under any guaranty or other related document to which it is a party;
          (xv) Debtor defaults under any other material obligation for (A) borrowed money, (B) the deferred purchase price of property or (C) payments due under any lease agreement;
          (xvi) At any time during the term of this Agreement, without Lender’s prior written consent, (A) Debtor sells all or substantially all of its assets or (B) a change in the composition of Debtor’s stockholders as of the date of this Agreement occurs resulting in a stockholder or investor group acquiring more than 50% of any class of Debtor’s equity securities; or
          (xvii) Except for Permitted Liens or as otherwise permitted herein, Debtor sells, transfers, assigns, mortgages, pledges, leases, grants a security interest in or encumbers all of Debtor’s Intellectual Property now existing or hereafter acquired in violation of the Negative Pledge. For purposes of this paragraph xvii, licenses or sublicenses by Debtor of its Intellectual Property as part of a research and development or similar arrangement shall be excluded. Debtor shall provide Lender with a listing of licenses and sublicenses granted to third parties within ten (10) days of receipt of reasonable written request for such information.

     (b) If Debtor is in default, the Lender, at its option, may declare any or all of the Indebtedness to be immediately due and payable, by notice to Debtor. The accelerated obligations and liabilities shall bear interest (both before and after any judgment) until paid in full at the lower of eighteen percent (18%) per annum or the maximum rate not prohibited by applicable law.
     (c) After the occurrence of a default, described in this Section 8, Lender shall have all of the rights and remedies of a Lender under the Uniform Commercial Code, and under any other applicable law. Without limiting the foregoing, after default Lender shall have the right to (i) notify any account debtor of Debtor or any obligor on any instrument which constitutes part of the Collateral to make payment to the Lender, (ii) with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, (iii) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at said sale, or (iv) lease or otherwise dispose of all or part of the Collateral, applying proceeds from such disposition to the obligations then in default. If requested by Lender, Debtor shall promptly assemble the Collateral and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties. Lender may also render any or all of the Collateral unusable at Debtor’s premises and may dispose of such Collateral on such premises without liability for rent or costs. Any notice that Lender is required to give to Debtor under the Uniform Commercial Code of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given to the last known address of Debtor at least five (5) days prior to such action.
     (d) Proceeds from any sale or lease or other disposition shall be applied: first, to all costs of repossession, storage, and disposition including without limitation attorneys’, appraisers’, and auctioneers’ fees; second, to discharge the obligations then in default; third, to discharge any other Indebtedness of Debtor to Lender, whether as obligor, endorser, guarantor, surety or indemnitor; fourth, to expenses incurred in paying or settling liens and claims against the Collateral; and lastly, to Debtor, if there exists any surplus. Debtor shall remain fully liable for any deficiency.
     (e) Debtor agrees to pay all reasonable attorneys’ fees and other costs incurred by Lender in connection with the enforcement, assertion, defense or preservation of Lender’s rights and remedies under this Agreement, or if prohibited by law, such lesser sum as may be permitted. Debtor further agrees that such fees and costs shall constitute Indebtedness.
     (f) Lender’s rights and remedies under this Agreement or otherwise arising are cumulative and may be exercised singularly or concurrently. Neither the failure nor any delay on the part of the Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege. SECURED PARTY SHALL NOT BE DEEMED TO HAVE WAIVED ANY OF ITS RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY DEBTOR UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY SECURED PARTY. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.
     (g) DEBTOR AND SECURED PARTY UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER DEBT DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS BETWEEN DEBTOR AND SECURED PARTY RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN DEBTOR AND SECURED PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER DEBT DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
9. MISCELLANEOUS.
     (a) This Agreement, any Note and/or any of the other Debt Documents may be assigned, in whole or in part, by Lender without notice to Debtor, and Debtor agrees not to assert against any such assignee, or assignee’s assigns, any defense, set-

off, recoupment claim or counterclaim which Debtor has or may at any time have against Lender for any reason whatsoever. Debtor agrees that if Debtor receives written notice of an assignment from Lender, Debtor will pay all amounts payable under any assigned Debt Documents to such assignee or as instructed by Lender. Debtor also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by Lender or assignee. Notwithstanding any assignment by Lender of its rights under this Agreement, no assignee of such rights shall have any right to request or receive any confidential information of Debtor unless such assignee first executes and delivers to Debtor a confidential disclosure agreement substantially in the form of the Confidential Disclosure Agreement between Debtor and Lender. Notwithstanding any contrary provision in any of the Debt Documents, Lender and any assignee shall not have any right to assign or otherwise transfer any Debt Document to: (A) any person or entity organized or domiciled outside the United States; (B) any person or entity with a primary business activity involving the life sciences or the research, development or sale of pharmaceutical or medical device products; or (C) any person or entity whose primary business purpose is the buy-out or acquisition of operating companies.
     (b) All notices to be given in connection with this Agreement shall be in writing, shall be addressed to the parties at their respective addresses set forth in this Agreement (unless and until a different address may be specified in a written notice to the other party), and shall be deemed given (i) on the date of receipt if delivered in hand or by facsimile transmission, (ii) on the next business day after being sent by express mail, and (iii) on the fourth business day after being sent by regular, registered or certified mail. As used herein, the term “business day” shall mean and include any day other than Saturdays, Sundays, or other days on which commercial banks in Boston, Massachusetts are required or authorized to be closed.
     (c) Lender may fill in all blanks associated with dates in this Agreement or in any Collateral Schedule consistent with the agreement of the parties.
     (d) Time is of the essence of this Agreement. This Agreement shall be binding, jointly and severally, upon all parties described as the “Debtor” and their respective heirs, executors, representatives, successors and assigns, and shall inure to the benefit of Lender, its successors and assigns.
     (e) This Agreement, its Collateral Schedules and the other Debt Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior understandings (whether written, verbal or implied) with respect to such subject matter. THIS AGREEMENT AND ITS COLLATERAL SCHEDULES SHALL NOT BE CHANGED OR TERMINATED ORALLY OR BY COURSE OF CONDUCT, BUT ONLY BY A WRITING SIGNED BY BOTH PARTIES. Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement.
     (f) This Agreement shall continue in full force and effect until all of the Indebtedness has been indefeasibly paid in full to Lender or its assignee. The surrender, upon payment or otherwise, of any Note or any of the other documents evidencing any of the Indebtedness shall not affect the right of Lender to retain the Collateral for such other Indebtedness as may then exist or as it may be reasonably contemplated will exist in the future. This Agreement shall automatically be reinstated if Lender is ever required to return or restore the payment of all or any portion of the Indebtedness (all as though such payment had never been made).
     (g) Debtor authorizes Lender to use its name, logo and/or trademark without notice to or consent by Debtor, in connection with certain promotional materials that Lender may disseminate to the public. The promotional materials may include, but are not limited to, brochures, video tape, internet website, press releases, advertising in newspaper and/or other periodicals, lucites, and any other materials relating the fact that Lender has a financing relationship with Debtor and such materials may be developed, disseminated and used without Debtor’s review. Nothing herein obligates Lender to use Debtor’s name, logo and/or trademark, in any promotional materials of Lender.
     (h) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL.

IN WITNESS WHEREOF, Debtor and Lender, intending to be legally bound hereby, have duly executed this Agreement in one or more counterparts, each of which shall be deemed to be an original, as of the day and year first aforesaid.

SECURED PARTY:		DEBTOR:

General Electric Capital Corporation		Cyberkinetics Neurotechnology Systems, Inc.

By:	/s/ Diane Earle	By:	/s/ Timothy R. Surgenor

Name:	Diane Earle	Name:	Timothy R. Surgenor

Title:	Senior Vice President	Title:	President and Chief Executive Officer

(Duly Authorized Officer)

LIST OF EXHIBITS:
Exhibit A — Form of Note
Exhibit B — Form of Warrant
Exhibit C — Collateral Schedule
Exhibit D — Confidential Disclosure Agreement

Exhibit 10.2
NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.
WARRANT TO PURCHASE 71,301 SHARES OF COMMON STOCK
December 27, 2005
THIS CERTIFIES THAT, for value received, General Electric Capital Corporation (“Holder”) is entitled to subscribe for and purchase Seventy-One Thousand Three Hundred One (71,301) shares of the fully paid and nonassessable Common Stock (the “Shares” or the “Stock”) of Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation (the “Company”), at the Warrant Price (as hereinafter defined), subject to the provisions and upon the terms and conditions hereinafter set forth.
1. Warrant Price. The Warrant Price shall initially be one dollar and 40/100 dollars ($1.40) per share, subject to adjustment as provided in Section 7 below.
2. Conditions to Exercise. The purchase right represented by this Warrant may be exercised at any time, or from time to time, in whole or in part during the term commencing on the date hereof and ending at 5:00 P.M. Eastern time on the tenth anniversary of the date of this Warrant.
3. Method of Exercise; Payment; Issuance of Shares; Issuance of New Warrant.
(a) Cash Exercise. Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by the Holder hereof, in whole or in part, by the surrender of this Warrant (with a duly executed Notice of Exercise in the form attached hereto) at the principal office of the Company (as set forth in Section 18 below) and by payment to the Company, by check, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be in the name of, and delivered to, the Holder hereof, or as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder hereof of any applicable transfer taxes). Such delivery shall be made within 30 days after exercise of the Warrant and at the Company’s expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to the Holder hereof within 30 days after exercise of the Warrant.
(b) Net Issue Exercise. Holder may also elect to receive shares equal to the value of this Warrant (or of any portion thereof remaining unexercised) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to Holder the number of shares of the Company’s Common Stock computed using the following formula:

X =	Y (A-B) A
Where X = the number of shares of Stock to be issued to Holder.
Y = the number of shares of Stock purchasable under this Warrant (at the date of such calculation).
A = the Fair Market Value of one share of the Company’s Common Stock (at the date of such calculation).
B = Warrant Price (as adjusted to the date of such calculation).
(c) Fair Market Value. For purposes of this Section 3, Fair Market Value of one share of the Company’s Stock shall mean:
(i) In the event of an exercise in connection with an Initial Public Offering, the per share Fair Market Value for the Stock shall be the Offering Price at which the underwriters initially sell Common Stock to the public multiplied by the number of shares of Stock; or
(ii) The average of the closing bid and asked prices of Common Stock quoted in the Over-The-Counter Market Summary, the last reported sale price quoted on the Nasdaq National Market (“NNM”) or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the New York City Edition of the Wall Street Journal for the ten (10) trading days prior to the date of determination of Fair Market Value, multiplied by the number of shares of; or
(iii) In the event of an exercise in connection with a merger, acquisition or other consolidation in which the Company is not the surviving entity, the per share Fair Market Value for the Stock shall be the value to be received per share of Common Stock by all holders of the Common Stock in such transaction as determined by the Board of Directors; or
(iv) In any other instance, the per share Fair Market Value for the Stock shall be as determined in good faith by the Company’s Board of Directors. In the event of 3(c)(iii) or 3(c)(iv), above, the Company’s Board of Directors shall prepare a certificate, to be signed by an authorized officer of the Company, setting forth in reasonable detail the basis for and method of determination of the per share Fair Market Value of the Stock. The Board will also certify to the Holder that this per share Fair Market Value will be applicable to all holders of the Company’s Common Stock. Such certification must be made to Holder at least thirty (30) business days prior to the proposed effective date of the merger, consolidation, sale, or other triggering event as defined in 3(c)(iii) or 3(c)(iv).
(d) Automatic Exercise. To the extent this Warrant is not previously exercised, it shall be automatically exercised in accordance with Sections 3(b) and 3(c) hereof (even if not surrendered) immediately before its expiration, involuntary termination or cancellation.
4. Representations and Warranties of Holder and the Company

(a) Representations and Warranties by Holder. The Holder represents and warrants to the Company with respect to this purchase as follows:
(i) The Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to the Company so that the Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its interests.
(ii) Except for transfers to a Holder’s affiliates, the Holder is acquiring the Warrant and the Shares of Stock issuable upon exercise of the Warrant (collectively the “Securities”) for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. The Holder understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Act”) by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.
(iii) The Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Act.
(iv) The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.
(v) The Holder has had an opportunity to discuss the Company’s business, management and financial affairs with its management and an opportunity to review the Company’s facilities. The Holder understands that such discussions, as well as the written information issued by the Company, were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material but were not necessarily a thorough or exhaustive description.
(b) Company hereby represents and warrants to Holder that, [except as set forth in the schedule attached to this Warrant as Exhibit A (the “Disclosure Schedule”)], the statements in the following paragraphs of this Section 4(b) are true and correct (a) as of the date hereof and (b) except where any such representation and warranty relates specifically to an earlier date, as of the date of any exercise of this Warrant.
          ( i ) Corporate Organization and Authority. Company (a) is a corporation duly organized, validly existing, and in good standing in its jurisdiction of incorporation, (b) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and (c) is qualified as a foreign corporation in all jurisdictions where such qualification is required, except where the failure to qualify would not have a material adverse effect on the Company’s business.
          ( ii ) Corporate Power. Company has all requisite legal and corporate power and authority to execute, issue and deliver the Warrant, to issue the Common Stock issuable upon exercise or conversion of the Warrant, and to carry out and perform its obligations under the Warrant and any related agreements.

          ( iii ) Authorization; Enforceability. All corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of its obligations under this Warrant and for the authorization, issuance and delivery of the Warrant and Stock issuable upon exercise of the Warrant has been taken and this Warrant constitutes the legally binding and valid obligation of Company enforceable in accordance with its terms.
          ( iv ) Valid Issuance of Warrant and Common Stock. The Warrant has been validly issued and is free of restrictions on transfer other than restrictions on transfer set forth herein and under applicable state and federal securities laws. The Common Stock issuable upon conversion of this Warrant, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Warrant and under applicable state and federal securities laws. Subject to applicable restrictions on transfer, the issuance and delivery of the Warrant and the Common Stock issuable upon conversion of the Warrant are not subject to any preemptive or other similar rights or any liens or encumbrances except as specifically set forth in Company’s Certificate of Incorporation or this Warrant. The offer, sale and issuance of the Warrant and Common Stock, as contemplated by this Warrant, are exempt from the prospectus and registration requirements of applicable United States federal and state security laws, and neither Company nor any authorized agent acting on its behalf has or will take any action hereafter that would cause the loss of such exemption.
          ( v ) No Conflict with Other Instruments. The execution, delivery, and performance of this Warrant will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice (a) any provision of Company’s Certificate of Incorporation or by-laws; (b) any provision of any judgment, decree, or order to which Company is a party or by which it is bound or an event which results in the creation of any material lien, charge or encumbrance upon any material assets of Company; (c) any contract, obligation, or commitment to which Company is a party or by which it is bound; or (d) any statute, rule, or governmental regulation applicable to Company.
          ( vi ) Capitalization. As of recent date, the authorized capital stock of Company consists of 100,000,000 shares of Common Stock, $0.001 par value, of which 27,157,997 were issued and 25,857,997 were outstanding, and 50,000,000 shares of Preferred Stock, $0.0001 par value, of which no shares were issued and outstanding. The outstanding shares have been duly authorized and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), are fully paid and nonassessable. Company has reserved 71,301 shares of Common Stock for issuance upon exercise of this Warrant. Except as set forth in Section 4(b) of the Disclosure Schedule, there are no outstanding warrants, options, conversion privileges, preemptive rights or other rights or agreements to purchase or otherwise acquire or issue any equity securities or convertible Securities of Company, nor has the issuance of any of the aforesaid rights to acquire securities of Company been authorized.
          ( vii) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Company is required in connection with the offer, sale or issuance of the Warrant (and the Stock issuable upon the exercise of this Warrant), or the consummation of any other transaction contemplated hereby, except for the following: (a) the filing of a notice on Form D under the Act and b) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods therefore. The offer, sale and issuance of the Warrant and the shares of Stock in conformity with the terms of this Warrant are exempt from the registration requirements of the Act and any applicable state laws.
5. Legends.
(a) Each certificate representing the Securities shall be endorsed with the following legend:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, A “NO ACTION” LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR (IF REASONABLY REQUIRED BY THE COMPANY) AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.
The Company need not enter into its stock records a transfer of Securities unless the conditions specified in the foregoing legend are satisfied. The Company may also instruct its transfer agent not to allow the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied.
(b) Removal of Legend and Transfer Restrictions. The legend relating to the Act endorsed on a certificate pursuant to paragraph 5(a) of this Warrant shall be removed and the Company shall issue a certificate without such legend to the Holder of the Securities if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available or (ii) the Holder provides to the Company an opinion of counsel for the Holder reasonably satisfactory to the Company, a no-action letter or interpretive opinion of the staff of the SEC reasonably satisfactory to the Company, or other evidence reasonably satisfactory to the Company, to the effect that public sale, transfer or assignment of the Securities may be made without registration and without compliance with any restriction such as Rule 144.
6. Condition of Transfer or Exercise of Warrant. It shall be a condition to any transfer or exercise of this Warrant that at the time of such transfer or exercise, the Holder shall provide the Company with a representation in writing that the Holder or transferee is acquiring this Warrant and the shares of Stock to be issued upon exercise for investment purposes only and not with a view to any sale or distribution, or will provide the Company with a statement of pertinent facts covering any proposed distribution. As a further condition to any transfer of this Warrant or any or all of the shares of Stock issuable upon exercise of this Warrant, other than a transfer registered under the Act, the Company may request a legal opinion, in form and substance satisfactory to the Company and its counsel, reciting the pertinent circumstances surrounding the proposed transfer and stating that such transfer is exempt from the registration and prospectus delivery requirements of the Act. The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder. Each certificate evidencing the shares issued upon exercise of the Warrant or upon any transfer of the shares (other than a transfer registered under the Act or any subsequent transfer of shares so registered) shall, at the Company’s option, if the Shares are not freely saleable under Rule 144(k) under the Act, contain a legend in form and substance satisfactory to the Company and its counsel, restricting the transfer of the shares to sales or other dispositions exempt from the requirements of the Act. As further condition to each transfer, at the request of the Company, the Holder shall surrender this Warrant to the Company and the transferee shall receive and accept a Warrant, of like tenor and date, executed by the Company.
Holder shall not have any right to transfer any portion of this Warrant to: (A) any person or entity organized or domiciled outside the United States; (B) any person or entity with a primary business activity involving the life sciences or the research, development or sale of pharmaceutical or medical device products; or (C) any person or entity whose primary business purpose is the buy-out or acquisition of operating companies.
7. Adjustment for Certain Events. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:
     (a) Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the Holder a new Warrant (in form and substance satisfactory to the Holder of this Warrant), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger or sale by a Holder of the number of shares of Stock then purchasable under this Warrant, or in the case of such a merger or sale in which the consideration paid consists all or in part of assets other than securities of the successor or purchasing corporation, at the option of the Holder, the securities of the successor or purchasing corporation having a value at the time of the transaction equivalent to the value of the Stock purchasable upon exercise of this Warrant at the time of the transaction. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this subparagraph (a) shall similarly apply to successive reclassifications, changes, mergers and transfers.
     (b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Common Stock, the Warrant Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.

     (c) Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Common Stock payable in Common Stock, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Common Stock (except any distribution specifically provided for in Sections 7(a) and 7(b)), then, in each such case, provision shall be made by the Company such that the Holder of this Warrant shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were the Holder of the Common Stock as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.
     (d) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.
8. Notice of Adjustments. Whenever any Warrant Price or the kind or number of securities issuable under this Warrant shall be adjusted pursuant to Section7 hereof, the Company shall prepare a certificate signed by an officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and number or kind of shares issuable upon exercise of the Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to the Holder of this Warrant as set forth in Section 17 hereof.
9. Transferability of Warrant. This Warrant is transferable on the books of the Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with Section 6 and applicable federal and state securities laws. The Company shall issue and deliver to the transferee a new Warrant representing the Warrant so transferred. Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant with respect to the Warrant not so transferred. Holder shall not have any right to transfer any portion of this Warrant to any direct competitor of the Company.
10. Registration Rights. If at any time the Company determines to register under the Securities Act of 1933, as amended, (including pursuant to a demand of any security holder of the Company exercising registration rights), any of its Common Stock (except securities to be issued solely in connection with any acquisition of any entity or business, shares issuable solely upon exercise of stock options, shares issuable solely pursuant to employee benefit plans or shares to be registered on any registration form that does not permit secondary sales), it must give Holder written notice of such determination at least 30 days prior to each such filing. If, within 15 days after receipt of such notice, Holder so requests in writing, the Company must include in such registration statement (to the extent permitted by applicable regulation) all or any part of Holder’s warrants and shares of Common Stock (or other securities representing Common Stock) purchasable or purchased from time to time under Holder’s warrants (collectively “Registrable Securities”) that Holder requests to be registered. Any Registrable Securities that are included in any underwritten offering under this Section 10 will be sold upon such terms as the managing underwriters reasonably request, which may include without limitation a cutback in the Registrable Securities to be registered. If Holder disapproves of the terms of such underwriting, Holder may elect to withdraw from such underwriting by written notice to the Company and the underwriter.
11. No Fractional Shares. No fractional share of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional share the Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.
12. Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the Holder for any United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.
13. No Shareholder Rights Until Exercise. This Warrant does not entitle the Holder hereof to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof.
14. Registry of Warrant. The Company shall maintain a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of the Company, and the Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.
15. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.
16. Miscellaneous.
(a) Issue Date. The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by the Company on the date hereof.
(b) Successors. This Warrant shall be binding upon any successors or assigns of the Company.
(c) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware.
(d) Headings. The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

(e) Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the Commonwealth of Massachusetts, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.
(f) Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Warrant or the Shares.
(g) Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney’s fees.
17. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereof against impairment.
18. Addresses. Any notice required or permitted hereunder shall be in writing and shall be mailed by overnight courier, registered or certified mail, return receipt required, and postage prepaid, or otherwise delivered by hand or by messenger, addressed as set forth below, or at such other address as the Company or the Holder hereof shall have furnished to the other party.

If to the Company:	Cyberkinetics Neurotechnology Systems, Inc. 100 Foxborough Blvd., Suite 240 Foxborough, MA 02035 Attn: Chief Financial Officer

If to the Holder:	General Electric Capital Corporation 83 Wooster Heights Road Danbury, CT 06810 Attn: Stephen Festa, Credit Manager Phone: (203) 205-5215

IN WITNESS WHEREOF, Cyberkinetics Neurotechnology Systems, Inc. has caused this Warrant to be executed by its officers thereunto duly authorized.
Dated as of December 27, 2005.

By:	/s/ Timothy R. Surgenor

Name:	Timothy R. Surgenor

Title:	President and CEO

NOTICE OF EXERCISE
TO:
     The undersigned Warrantholder (“Holder”) elects to acquire shares of Stock (the “Common Stock”) of ___, (the “Company”), pursuant to the terms of the Warrant dated ___, 2005 (the “Warrant”).
1.	The Holder exercises its rights under the Warrant as set forth below:

( )	The Holder elects to purchase shares of Common Stock as provided in Section 3(a) and tenders herewith a check in the amount of $ as payment of the purchase price.

( )	The Holder elects to convert the purchase rights into shares of Common Stock as provided in Section 3(b) of the Warrant.
2.	The Holder surrenders the Warrant with this Notice of Exercise.
The Holder represents that it is acquiring the aforesaid shares of Common Stock for investment and not with a view to or for resale in connection with distribution and that the Holder has no present intention of distributing or reselling the shares.
Please issue a certificate representing the shares of the Common Stock in the name of the Holder or in such other name as is specified below:
Name:
Address:

Taxpayer I.D.:

(Holder)

By:

Title:

Date: